PROGEN
INDUSTRIES LIMITED
[GRAPHIC OMITTED]


ABN 82 010 975 612


24 February 2005



Company Announcements Officer
Australian Stock Exchange Limited
Exchange Centre
20 Bridge Street
Sydney NSW 2000.

Dear Sir,

RE: APPENDIX 4D - HALF YEAR REPORT 31 DECEMBER 2004

The following information is provided to the ASX under listing rule 4.2A.3.

1. The Board of Progen Industries Limited announce the results of the Company for the half year ending 31 December 2004 including comparative information for the half year ending 31 December 2003. The results as reported are based on financial statements which have been the subject of a review by our auditors Ernst & Young.

2. "RESULTS FOR ANNOUNCEMENT TO THE MARKET"

----------------------------------------------------------------------------------------------------------
2.1 The amount and percentage change up or down from the        Down 56.7% to $1,883,000.
previous corresponding period of revenue from ordinary
activities.

----------------------------------------------------------------------------------------------------------
2.2 The amount and percentage change up or down from the        Loss up by 31.0% to $2,484,000.
previous corresponding period of profit (loss) from ordinary activities after tax attributable to members.

----------------------------------------------------------------------------------------------------------
2.3 The amount and percentage change up or down from the        Loss up by 31.0% to $2,484,000.
previous corresponding period of net profit (loss) for the
period attributable to members.

----------------------------------------------------------------------------------------------------------
2.4 The amount per security and franked amount per security     Nil. It is not proposed to pay dividends.
of final and interim dividends or a statement that it is not proposed to pay dividends.

----------------------------------------------------------------------------------------------------------
2.5 The record date for determining entitlements to dividends   Not applicable
(if any).

----------------------------------------------------------------------------------------------------------
2.6 A brief explanation of any figures in 2.1 to 2.4 necessary  Not applicable to enable the figures to be understood.

----------------------------------------------------------------------------------------------------------

In relation to items 3 to 9 please refer to the attached Financial Report.


Yours sincerely


/s/ Linton Burns

Mr Linton Burns
Company Secretary


--------------------------------------------------------------------------------
Progen Industries Limited report for
the half-year period ended 31 December 2004                               Page 1

                            PROGEN INDUSTRIES LIMITED


                 CONDENSED GENERAL PURPOSE FINANCIAL STATEMENTS
                         FOR THE HALF-YEAR PERIOD ENDED
                                31 DECEMBER 2004





--------------------------------------------------------------------------------
Progen Industries Limited report for
the half-year period ended 31 December 2004                               Page 2

PROGEN INDUSTRIES LIMITED
DIRECTORS' REPORT

The Board of Directors of Progen Industries Limited present their report on the Company for the half-year ended 31December 2004.

DIRECTORS

The names of the directors in office during or since the end of the half-year are:

S. Chang             (Executive Chairman)
L. J. Lee            (Managing Director)
Prof. J.R. Zalcberg  (Non-Executive Director)
Dr. M. Eutick        (Non-Executive Director)
Dr. S.S.C. Chang     (Non-Executive Director)
P. O. Burns          (Non-Executive Director)
E. Cheng             (Alternate Director to Dr SSC Chang)

All directors held their position as a director throughout the entire half-year and up to the date of this report.

PRINCIPAL ACTIVITY

The principal activities of the Company during the half-year were:-

     - Discovery, development and commercialisation of small molecule therapeutics for the treatment of cancer and other serious diseases; and
     - The provision of contracting services related to the process development, manufacture and quality assurance of biological products.

There were no significant changes in the nature of the above activities during the period. During the previous corresponding period the Company disposed of the Life Sciences division, whose core business was the importation and distribution, under various agency distribution agreements, of biological and chemical reagents and kits.

RESULTS

The net loss of the Company for the half-year ended 31 December 2004 was $2,484,000 after income tax.

REVIEW OF OPERATIONS

The operating loss for the half-year, together with the 2003 comparative was as follows:

                                                  2004      2003
                                                 $'000     $'000
Revenue from sale of goods                            -     1,537
Revenue from services                             1,099       933
Revenue from other operating activities             784       705
Revenue from sale of discontinued operation           -     1,175
                                                --------  --------
Total Revenue                                     1,883     4,350
                                                --------  --------

Operating loss before research and development     (747)      (76)
Research and development expenditure             (1,737)   (2,003)
                                                --------  --------
Operating loss after research and development    (2,484)   (2,079)
Share of equity profit in associate entity            -       184
                                                --------  --------
Operating loss                                   (2,484)   (1,895)
                                                --------  --------


--------------------------------------------------------------------------------
Progen Industries Limited report for
the half-year period ended 31 December 2004                               Page 3

PROGEN INDUSTRIES LIMITED
DIRECTORS' REPORT (CONTINUED)

The loss from ordinary activities for the six months ended 31 December 2004 was $2,484,000 compared to a loss of $1,895,000 in the previous corresponding period.

Excluding the results of the Life Sciences division which was disposed of during the previous corresponding period the net loss for the previous corresponding period amounted to $2,825,000. On a like for like basis the loss therefore decreased 12%. This result is in line with Company forecasts.

An analysis of results by segment follows:

RESEARCH AND DEVELOPMENT
------------------------
The loss for the six months ended 31 December 2004 from the Research and Development segment amounted to $1,638,000 which is a decrease of 18.5% from the previous corresponding period loss of $2,011,000.

The reduction in expenditure was due to the completion of the Company's sponsored research project at Griffith University and reduced production of PI-88 in this reporting period over the previous corresponding period. The reduction in production was due to production scheduling rather than a decrease in demand for material from our clinical trial program.

Expenditure on PI-88 and PI-166 clinical programs remained relatively constant. Completion of patient recruitment into the PI-88 human phase II clinical trial in advanced melanoma patients during the reporting period was off-set by ongoing patient recruitment into the PI-88 phase II advanced lung cancer trial.

The Company continues to earn grant income under the AusIndustry Start Grant. Revenues from this grant decreased 12.0% this half year compared to the previous corresponding period due to a decrease in reimbursable expenditure under this grant. During the period under review the Company successfully renegotiated a 6 month grant extension to June 2005.

CONTRACT MANUFACTURE
--------------------
Revenues from this segment were up 17.8% over the previous corresponding period to $1,099,000. The segment result however decreased 21.2% from the previous corresponding period to a profit of $130,000.

Revenues for the full year are not anticipated to grow at the rate seen last year as the focus shifts to internal manufacturing requirements for the Company's lead compound PI-88. Increased demand for clinical grade PI-88 in conjunction with additional work required for ongoing regulatory submissions in line with the products progress will necessarily require a change in focus for the division.

LIQUIDITY AND CASH RESOURCES
----------------------------
The Company ended the six month reporting period in a stronger cash position than it started. At 31 December 2004 cash assets amounted to $14,375,000 compared to $14,321,000 at 30 June 2004.

The improved cash position resulted from $2,888,000 being raised through the exercise of the $2.50 share options that were issued to both shareholders and employees in late 2003. These options expire on 31 May 2005. Further capital could realistically be raised from these share options, depending on the Company's share price movements in the coming months, leaving the Company in a potentially even stronger cash position. At 31 December 2004 $12,381,000 of the $2.50 options remained unexercised.

The Company estimates that current cash reserves are sufficient to fund currently anticipated operating activities for up to two years from the date of this report.


--------------------------------------------------------------------------------
Progen Industries Limited report for
the half-year period ended 31 December 2004                               Page 4

Rounding of Amounts

The amounts contained in this report and in the financial statements have been rounded to the nearest AUS$1,000 (where rounding is applicable) under the option available to the Company under, Australian Securities and Investments Commission Class Order 98/0100. The Company is an entity to which the Class Order applies.

AUDITOR INDEPENDENCE

The independence declaration of the Company's auditors is on page 6 and forms part of this report.


This report has been made in accordance with a resolution of directors.




/s/ Lewis Lee

______________________

Lewis Lee
DIRECTOR

Brisbane
23 February 2005


--------------------------------------------------------------------------------
Progen Industries Limited report for
the half-year period ended 31 December 2004                               Page 5

[GRAPHIC OMITTED]
ERNST & YOUNG                       - 1 Eagle Street        - Tel 61 7 3011 3333
                                      Brisbane QLD 4000       Fax 61 7 3011 3100
                                      Australia               DX 165 Brisbane

                                      PO Box 7878
                                      Waterfront Place
                                      Brisbane QLD 4001



AUDITOR'S INDEPENDENCE DECLARATION TO THE DIRECTORS OF PROGEN INDUSTRIES LTD

In relation to our review of the financial report of Progen Industries Ltd for the half-year ended 31 December 2004, to the best of my knowledge and belief, there have been no contraventions of the auditors independence requirements of the Corporations Act 2001 or any applicable code of professional conduct.



/s/ Earnest & Young

Earnest & Young



/s/ Winna Irschitz

Winna Irschitz
Partner

23 February 2005




                           Liability limited by the Accountants Scheme, approved Under the Professional Standards Act 1994 (NSW)


--------------------------------------------------------------------------------
Progen Industries Limited report for
the half-year period ended 31 December 2004                               Page 6

PROGEN INDUSTRIES LIMITED
CONDENSED STATEMENT OF FINANCIAL PERFORMANCE FOR THE HALF-YEAR ENDED 31 DECEMBER 2004

                                                                 31 DECEMBER    31 DECEMBER
                                                                        2004           2003
                                                          NOTE      $'000          $'000
REVENUE FROM OPERATING ACTIVITIES
Sales revenue                                                2         1,099          2,470
Other revenues from ordinary activities                      2           784            705
                                                                ----------------------------
TOTAL REVENUE FROM OPERATING ACTIVITIES                      2         1,883          3,175

REVENUE FROM NON-OPERATING ACTIVITIES
Revenue from sale of discontinued operation                  4             -          1,175
                                                                ----------------------------
TOTAL REVENUE FROM ORDINARY ACTIVITIES                                 1,883          4,350


Borrowing costs expensed                                                 (11)           (11)
Cost of sales of goods                                                     -         (1,027)
Consumables                                                             (104)           (85)
Manufacturing division costs                                            (701)          (472)
Occupancy costs                                                          (58)           (58)
Other expenses from ordinary activities                                 (300)          (349)
Research and development costs                                        (1,737)        (2,003)
Selling, marketing, administrative and corporate costs                (1,456)        (1,930)
Carrying value of Life Science assets sold                                 -           (494)
Share of net gain / (loss) of associate accounted for
using equity method                                                        -            184

                                                                ----------------------------
LOSS FROM ORDINARY ACTIVITIES BEFORE
INCOME TAX EXPENSE                                                    (2,484)        (1,895)

INCOME TAX EXPENSE RELATING TO ORDINARY                                    -              -
ACTIVITIES

NET LOSS ATTRIBUTABLE TO MEMBERS OF                                   (2,484)        (1,895)
                                                                ============================
PROGEN INDUSTRIES LIMITED

Share Issue Costs                                                          -           (414)

TOTAL CHANGES IN EQUITY OTHER THAN
THOSE RESULTING FROM TRANSACTIONS WITH
OWNERS AS OWNERS                                                      (2,484)        (2,309)
                                                                ============================

Basic and diluted loss per share (cents per share)                (7.1 cents)    (6.1 cents)

Weighted average number of shares outstanding
during the period used in the calculation of the basic
and diluted earnings per share                                    35,017,118     31,137,474

The accompanying notes form an integral part of this Condensed Statement of Financial
Performance


--------------------------------------------------------------------------------
Progen Industries Limited report for
the half-year period ended 31 December 2004                               Page 7

PROGEN INDUSTRIES LIMITED
CONDENSED STATEMENT OF FINANCIAL POSITION AT 31 DECEMBER 2004




                                31 DECEMBER     30 JUNE
                                       2004        2004
                                      $'000       $'000
CURRENT ASSETS
Cash assets                          14,375     14,321
Receivables                             416        458
Other                                   319        161
-------------------------------------------------------
TOTAL CURRENT ASSETS                 15,110     14,940
-------------------------------------------------------

NON-CURRENT ASSETS
Investments                           2,388      2,388
Property, plant and equipment         1,026      1,282
Other                                    13         15
-------------------------------------------------------
TOTAL NON-CURRENT ASSETS              3,427      3,685
-------------------------------------------------------

TOTAL ASSETS                         18,537     18,625
-------------------------------------------------------

CURRENT LIABILITIES
Payables                                851      1,300
Interest bearing liabilities            109          -
Provisions                              241        237
Other                                    89        209
-------------------------------------------------------
TOTAL CURRENT LIABILITIES             1,290      1,746
-------------------------------------------------------

NON-CURRENT LIABILITIES
Provisions                               63         99
-------------------------------------------------------
TOTAL NON-CURRENT LIABILITIES            63         99
-------------------------------------------------------

TOTAL LIABILITIES                     1,353      1,845
-------------------------------------------------------

NET ASSETS                           17,184     16,780
=======================================================

EQUITY
Contributed equity                   76,639     73,751
Accumulated losses                  (59,455)   (56,971)
-------------------------------------------------------

TOTAL EQUITY                         17,184     16,780
=======================================================

The accompanying notes form an integral part of this Condensed Statement of Financial Position


--------------------------------------------------------------------------------
Progen Industries Limited report for
the half-year period ended 31 December 2004                               Page 8

PROGEN INDUSTRIES LIMITED
CONDENSED STATEMENT OF CASH FLOWS FOR THE HALF-YEAR ENDED 31 DECEMBER 2004


                                                           31 DECEMBER    31 DECEMBER
                                                                  2004           2003
                                                                 $'000          $'000
CASH FLOWS FROM OPERATING ACTIVITIES
Receipts from customers                                          1,290          2,735
Payments to suppliers, employees and others                     (4,351)        (6,016)
Start Grant receipts                                               231            227
Interest received                                                  404            281
Borrowing costs                                                    (11)           (11)
Net goods and services tax (paid)/received                          49             38
--------------------------------------------------------------------------------------
NET OPERATING CASH FLOWS                                        (2,388)        (2,746)
======================================================================================

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property, plant, equipment and other assets
                                                                   (66)          (129)
Proceeds from sale of property, plant and equipment                  8             25
Proceeds from sale of discontinued operation                         -          1,175
--------------------------------------------------------------------------------------
NET INVESTING CASH FLOWS                                           (58)         1,071
======================================================================================

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issue of shares                                    2,888          5,054
Repayments of borrowings                                          (388)          (400)
--------------------------------------------------------------------------------------
NET FINANCING CASH FLOWS                                         2,500          4,654
======================================================================================

Net increase in cash held                                           54          2,979
Cash at the beginning of the financial period                   14,321         11,995
--------------------------------------------------------------------------------------
CASH AT THE END OF THE FINANCIAL PERIOD                         14,375         14,974
======================================================================================

The accompanying notes form an integral part of this Condensed Statement of Cash Flows


--------------------------------------------------------------------------------
Progen Industries Limited report for
the half-year period ended 31 December 2004                               Page 9

PROGEN INDUSTRIES LIMITED
NOTES TO THE CONDENSED HALF-YEAR FINANCIAL STATEMENTS


NOTE 1. BASIS OF PREPARATION AND STATEMENT OF SIGNIFICANT ACCOUNTING POLICIES

The half-year financial report does not include all notes of the type normally included within the annual financial report and therefore cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of the consolidated entity as the full financial report.

It is recommended that this report be read in conjunction with the annual financial report as at 30 June 2004 and any public announcements made by Progen Industries Limited during the half-year ended 31 December 2004 in accordance with the continuous disclosure obligations of the Corporations Act 2001 and the Australian Stock Exchange.

BASIS  OF  ACCOUNTING
These condensed general purpose financial statements have been prepared for the half-year ended 31 December 2004 in accordance with the requirements of the Corporations Act 2001, Australian Accounting Standard AASB 1029 "Interim Financial Reporting" and Urgent Issues Group Consensus Views.

The half-year financial report has been prepared in accordance with the historical cost convention. The accounting policies used are consistent with those applied in the 30 June 2004 annual financial report.

For the purpose of preparing the half-year financial report, the half-year has been treated as a discrete reporting period.


--------------------------------------------------------------------------------
Progen Industries Limited report for
the half-year period ended 31 December 2004                              Page 10

PROGEN INDUSTRIES LIMITED
NOTES TO THE CONDENSED HALF-YEAR FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. REVENUES FROM ORDINARY ACTIVITIES

PROFIT  FROM  ORDINARY  ACTIVITIES  IS  AFTER  CREDITING  THE FOLLOWING REVENUE:

                                                      31 DECEMBER    31 DECEMBER
                                                             2004           2003
                                                            $'000          $'000
(a) Revenue from operating activities
Revenue from the sale of goods                                   -         1,537
Revenue from services                                        1,099           933
                                                      ---------------------------
Total revenues from operating activities                     1,099         2,470
                                                      ---------------------------

(b) Revenue from non-operating activities
Revenue from sale of discontinued operation (Note 4)             -         1,175

(c) Other Revenue from operating activities
Interest                                                       404           281
Grants and development funding                                 351           399
Proceeds from sale of property, plant and equipment              -            25
Other revenue                                                   29             -
                                                      ---------------------------
Total revenues from non-operating activities                   784           705
                                                      ---------------------------

TOTAL REVENUES FROM ORDINARY ACTIVITIES                      1,883         4,350
                                                      ===========================

NOTE 3. SHARE ISSUE COSTS

Share issue costs paid:
     - cash                                                      -          (267)
     - non-cash (a)                                              -          (147)

                                                      ---------------------------
TOTAL                                                            -          (414)
                                                      ===========================

(a) In connection with the placement on 31 October 2003, the Company issued 700,000 options as share issue costs. These options are valued at $147,000 and are exercisable at $2.50 per share by 31 May 2005.


--------------------------------------------------------------------------------
Progen Industries Limited reoprt for
the half-year period ended 31 December 2004                              Page 11

PROGEN INDUSTRIES LIMITED
NOTES TO THE CONDENSED HALF-YEAR FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. DISCLOSURE OF DISCONTINUED OPERATIONS

On 11 November 2003 the Board of Directors announced the sale of the Company's Life Sciences division to Global Science and Technology Ltd (GST), a subsidiary of New Zealand based EBOS Ltd.

Under the terms of the contract, Progen paid out all employee entitlements prior to the employees being transferred to GST, settled outstanding accounts payable, and collected accounts receivable due on settlement date. These payments are recognised in the results for the half-year ended 31 December 2003.

At 31 December 2003 the amount owed by Progen on accounts payable was $76,845 and due to Progen on accounts receivable was $169,732 in relation to the Life Science division.

At 31 December 2004 the amount owed by Progen on accounts payable was $Nil and due to Progen on accounts receivable was $Nil in relation to the Life Science division.

The sale was completed on 28 November 2003.

FINANCIAL PERFORMANCE INFORMATION OF THE LIFE SCIENCE DIVISION FOR THE HALF-YEAR ENDED
31 DECEMBER 2003 IS AS FOLLOWS:

                                           31 DECEMBER    31 DECEMBER
                                                  2004           2003
                                                 $'000          $'000
Proceeds from sale of business                        -         1,175
                                           ---------------------------

Revenue from operating activities                     -         1,537
Expenses from operating activities                    -        (1,288)
Profit on sale of discontinued operation              -           681
                                           ---------------------------
Profit before income tax                              -           930
Income tax                                            -             -
                                           ---------------------------
Net Profit                                            -           930
                                           ===========================


NOTE 5. DIVIDENDS PAID ON ORDINARY SHARES

Dividends paid during the half-year                   -             -


NOTE 6. NET TANGIBLE ASSETS

Net tangible assets per share                48.2 cents    52.4 cents

NOTE 7. CONTINGENT LIABILITIES

No contingent liabilities existed at balance date. There have been no changes in contingent liabilities since 30 June 2004.


--------------------------------------------------------------------------------
Progen Industries Limited report for
the half-year period ended 31 December 2004                              Page 12

PROGEN INDUSTRIES LIMITED
NOTES TO THE CONDENSED HALF-YEAR FINANCIAL STATEMENTS (CONTINUED)

NOTE 8. SEGMENT REPORTING

                                                        RESEARCH &                            CONTRACT
BUSINESS SEGMENT                                        DEVELOPMENT      LIFE SCIENCES       MANUFACTURE          TOTAL
                                                      2004      2003      2004     2003     2004    2003      2004      2003
                                                     $'000     $'000     $'000     $'000   $'000    $'000    $'000     $'000
OPERATING REVENUE

Sales to customers                                        -         -          -    1,537   1,099      933    1,099     2,470

Other revenues from
customers outside
the Company                                             351       399          -        -       -        -      351       399

Unallocated revenue                                                                                             433     1,481

                                                                                                            ------------------
TOTAL REVENUE                                                                                                 1,883     4,350
                                                                                                            ==================

SEGMENT RESULT                                       (1,638)   (2,011)         -      249     130      165   (1,508)   (1,597)

Share of gain / (loss)
of associate entity
accounted for using
the equity method                                                                                                 -       184

Unallocated expenses                                                                                           (976)     (482)

                                                                                                            ------------------
OPERATING LOSS                                                                                               (2,484)   (1,895)
                                                                                                            ==================

NOTE 9. IMPACT OF ADOPTING AASB EQUIVALENTS TO IASB STANDARDS

Progen Industries Limited has commenced transitioning its accounting policies and financial reporting from current Australian Standards to Australian equivalents of International Financial Reporting Standards (IFRS). The Company has allocated internal resources and engaged expert consultants to perform diagnostics and conduct impact assessments to isolate key areas that will be impacted by the transition to IFRS. As a result of these procedures, the Company has graded impact areas as either high, medium or low. As the Company has a 30 June year end, priority has been given to considering the preparation of an opening balance sheet in accordance with AASB equivalents to IFRS as at 1 July 2004. This will form the basis of accounting for Australian equivalents of IFRS in the future, and is required when the Company prepares its first fully IFRS compliant financial report for the year ended 30 June 2006. Set out below are the key areas where accounting policies will change and may have an impact on the financial report of the Company. At this stage the Company has not been able to reliably quantify the impacts on the financial report.

Impairment  of  Assets

Under AASB 136 Impairment of Assets, the recoverable amount of an asset is determined as the higher of net selling price and value in use. This will result in a change in the Company's current accounting policy. Under the new policy it is likely that impairment of assets will be recognised sooner and that the amount of write-downs will be greater. The Company is currently assessing the conditions under which impairment will be assessed and therefore reliable estimation of the future financial effects of this change in accounting policy are not yet known.


--------------------------------------------------------------------------------
Progen Industries Limited rep0rt for
the half-year period ended 31 December 2004                              Page 13

Share  Based  Payments

Under AASB 2 Share-based Payment, as from 1 July 2006 the Company will be required to determine the fair value of options issued to employees as remuneration and recognise an expense in net profit. This standard is not limited to options and also extends to other forms of equity based remuneration. It applies to all share-based payments issued after 7 November 2002 which have not vested as at 1 January 2005, of which the Company has none. Reliable estimation of the future financial effects of this change in accounting policy is impracticable as the details of future equity based remuneration plans are unknown.

Income  Taxes

Under AASB 112 Income Taxes, the Company will be required to use a balance sheet liability method which focuses on the tax effects of transactions and other events that affect amounts recognised in either the Statement of Financial Position or a tax-based balance sheet. It is not expected that there will be any further material impact as a result of adoption of this standard.

Classification  of  Financial  Instruments

Under AASB 139 Financial Instruments: Recognition and Measurement, financial instruments will be required to be classified into one of five categories which will, in turn, determine the accounting treatment of the item. This standard is likely to apply to the Company's investment in Medigen Biotechnology Corporation and will result in a change to the current accounting policy that does not classify financial instruments. It is likely that this investment will be reclassified as available for sale. Current measurement is at cost. The future financial effect of this change in accounting policy is not yet known as the measurement process has not yet been fully completed.


--------------------------------------------------------------------------------
Progen Industries Limited report for
the half-year period ended 31 December 2004                              Page 14

PROGEN INDUSTRIES LIMITED
DIRECTORS' DECLARATION

In the opinion of the directors, the directors declare that:

(a) the condensed financial statements and associated notes of the Company:

     (i) give a true and fair view of the company's financial position as at 31 December 2004 and the performance for the half-year ended on that date; and
     (ii) comply with Accounting Standard AASB 1029 "Interim Financial Reporting" and the Corporations Act 2001; and

(b) there are reasonable grounds to believe that the Company will be able to pay its debts as and when they become due and payable.


This statement has been made in accordance with a resolution of directors.




/s/ Lewis Lee

_______________________

Lewis Lee
DIRECTOR

Brisbane
23 February 2005


--------------------------------------------------------------------------------
Progen Industries Limited report for
the half-year period ended 31 December 2004                              Page 15

[GRAPHIC OMITTED]
ERNST & YOUNG                       - 1 Eagle Street        - Tel 61 7 3011 3333
                                      Brisbane QLD 4000       Fax 61 7 3011 3100
                                      Australia               DX 165 Brisbane

                                      PO Box 7878
                                      Waterfront Place
                                      Brisbane QLD 4001



Independent review report to members of Progen Industries Limited


SCOPE

The financial report and director's responsibility
The financial report comprises the condensed statement of financial position, condensed statement of financial performance, condensed statement of cash flows, accompanying notes to the financial statements, and the director's declaration for Progen Industries Limited (the company), for the six month period ended 31 December 2004.

The directors of the company are responsible for preparing a financial report that gives a true and fair view of the financial position and performance of the company, and that complies with Accounting Standards AASB 1029 "Interim Financial Reporting", in accordance with the Corporations Act 2001. This includes responsibility for the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial report.

Review approach
We conducted an independent review of the financial report in order to make a statement about it to the members of the company, and in order for the company to lodge the financial report with the Australian Stock Exchange and the Australian Securities and Investments Commission.

Our review was conducted in accordance with Australian Auditing Standards applicable to review engagements, in order to state whether, on the basis of the procedures described, anything has come to our attention that would indicate that the financial report is not presented fairly in accordance with the Corporations Act 2001, Accounting Standard AASB 1029 "Interim Financial Reporting" and other mandatory financial reporting requirements in Australia, so as to present a view which is consistent with our understanding of the company's financial position, and of its performance as represented by the results of its operations and cash flows.

A review is limited primarily to inquiries of company personnel and analytical procedures applied to the financial data. These procedures do not provide all the evidence that would be required in an audit, thus the level of assurance is less than given in an audit. We have not performed an audit and, accordingly, we do not express an audit opinion.

INDEPENDENCE

We are independent of the company, and have met the independence requirements of Australian professional ethical pronouncements and the Corporations Act 2001.
We have given to the director's of the company a written Auditor's Independence Declaration a copy of which is included in the Director's Report.




                           Liability limited by the Accountants Scheme, approved under the Professional Standards Act 1994 (NSW)




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Progen Industries Limited report for                                     Page 16
the half-year period ended 31 December 2004


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[GRAPHIC OMITTED]
ERNST & YOUNG


Statement

Based on our review, which is not an audit, we have not become aware of any matter that makes us believe that the financial report of Progen Industries Limited is not in accordance with:

(a)  the Corporations Act 2001, including:

     (i) giving a true and fair view of the financial position of Progen Industries Limited at 31 December 2004 and of its performance for the six month period ended on that date; and

     (ii) complying with Accounting Standard AASB 1029 "Interim Financial Reporting" and the Corporations Regulations 2001; and

(b)  other mandatory financial reporting requirements in Australia.



/s/ Ernst & Young

Ernst & Young



/s/ Winna Irschitz

Winna Irschitz
Partner
Brisbane

23 February 2005




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Progen Industries Limited report for                                     Page 17
the half-year period ended 31 December 2004


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